JOHN HANCOCK WORLD FUND
                              101 Huntington Avenue
                                Boston, MA 02199




John Hancock Funds, Inc.
101 Huntington Avenue
Boston, MA  02199

Ladies and Gentlemen:

         Pursuant to Section 14 of the Distribution Agreement dated as of August 1, 1991 between John Hancock World Fund (the "Trust") and John Hancock Funds, Inc., please be advised that the Trust has established three new series of its shares, namely, John Hancock Biotechnology Fund, John Hancock Communications Fund, and John Hancock Consumer Industries Fund (the "Funds"), and please be further advised that the Trust desires to retain John Hancock Funds, Inc. to serve as distributor and principal underwriter under the Distribution Agreement for the Funds.

         Please indicate your acceptance of this responsibility by signing this letter as indicated below.



JOHN HANCOCK FUNDS, INC.         JOHN HANCOCK WORLD FUND
                                 On behalf of John Hancock Biotechnology Fund,
                                 John Hancock Communications Fund, and
                                 John Hancock Consumer Industries Fund



By:      /s/ James V. Bowhers               By:     /s/ Maureen R. Ford
         --------------------                       -------------------
         James V. Bowhers                           Maureen R. Ford
         President                                  President


Dated:  March 1, 2001


s:\funds\world\biotechnology\biotechnology, communications, consumer industries distribution agt amdmnt